Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 15, 2012 among Taminco Inc., Taminco Group Holdings S.à r.1., Taminco Group NV, Taminco NV, Taminco North BVBA and Taminco Germany GmbH (collectively, the “New Guarantors” and each, a “New Guarantor”), each a subsidiary of Taminco Global Chemical Corporation, Taminco Global Chemical Corporation (or its successor), a Delaware corporation (the “Issuer”), and Wilmington Trust, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS the Issuer and certain Guarantors named therein have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of February 3, 2012, providing for the issuance of the Issuer’s 9.75% Second-Priority Senior Secured Notes due 2020 (the “Notes”), initially in the aggregate principal amount of $400,000,000;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3. Limitations on Guarantee. (a) In the case of any New Guarantor that has executed this Supplemental Indenture and that is organized and existing under the laws of Belgium (a “Belgian Guarantor”):

(1) The maximum aggregate amount payable under by any such Belgian Guarantor with respect to such Belgian Guarantor’s Guarantee shall be limited to an amount equal to the greater of:

(i) the amount set forth opposite its name in Schedule 1 to the Master Guarantee Agreement; and

(ii) the sum of:

(a) 90% of its own funds (eigen vermogen/capitaux propres); and

(b) the aggregate amounts owing from it in respect of Indebtedness to Holdings or any of its direct or indirect Subsidiaries (the “Intercompany Group”).

(2) Any reference in this Section 3(a) to the “own funds” of a Belgian Guarantor shall be deemed a reference to the own funds as of the date of its most recent audited annual financial statements available on the applicable Guarantee Demand Date.

(3) Any reference in this Section 3(a) to amounts owing from a Belgian Guarantor to the Intercompany Group shall be deemed a reference to the outstanding amount thereof as of the date of its most recent audited annual financial statements available on the applicable Guarantee Demand Date (or, if higher, as of the Guarantee Demand Date). The burden of proof of the guarantee limitation set forth in this Section 3(a) in respect of a Belgian Guarantor shall be borne by the relevant Belgian Guarantor. In order to avail itself of any such limitation, such Belgian Guarantor shall provide a certificate of its auditor confirming the amounts owing from it to the Intercompany Group as of the applicable date.

(b) In the case of any New Guarantor that has executed this Supplemental Indenture and that is organized and existing under the laws of Germany (a “German Guarantor”):

(1) To the extent that the Guarantee is granted by a German Guarantor incorporated as a limited liability company (Gesellschaft mit beschrdnkter Haftung — “GmbH”) or a limited partnership (Kommanditgesellschaft — KG”) with a limited liability company as sole general partner (“GmbH & Co. KG”) and that the Guarantee secures liabilities other than own liabilities of the relevant German Guarantor or any of its subsidiaries, the maximum aggregate amount payable by any such German Guarantor with respect to such German Guarantor’s Guarantee shall be limited to an amount:

(i) as is required to ensure that the amount of the German Guarantor’s net assets (or the net assets of its general partner if the German Guarantor is a GmbH & Co. KG), calculated as the sum of the balance sheet positions shown under section 266 subsection (2)(A), (B) and (C) of the German Commercial Code (Handelsgesetzbuch — “HGB”) less the sum of the balance sheet positions shown under section 266 subsection (3)(B), (C) and (D) of the HGB and any amounts not available for distribution to its shareholders in accordance with section 268 subsection (8) of the HGB, does not fall below the amount of its registered share capital (Stammkapital); or

(ii) where the amount of the German Guarantor’s net assets (or the net assets of its general partner if the German Guarantor is a GmbH & Co. KG) is already below the amount of its registered share capital, as is required to ensure that such amount is not further reduced.

(2) The limitations set forth in Section 3(b)(1) above shall not apply:

(i) to the extent that the guarantee obligations relate to amounts received under this Indenture which have been on-lent to the relevant German Guarantor plus any accrued and unpaid interest, costs and fees in respect of or attributable to that on-lending (and such amounts are not repaid);

(ii) if following the Guarantee Demand Date, the relevant German Guarantor (or its general partner if the relevant German Guarantor is a limited partnership) does not provide financial statements in accordance with clauses (5) and (6) below;

(iii) if the relevant German Guarantor (or, if the German Guarantor is a GmbH & Co. KG, its general partner) is party (as dominated entity) to a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabfiihrungsvertrag) (a “DPTA”), unless the German Guarantor’s claim for absorption of losses pursuant to section 302 German Stock Corporation Act (Aktiengesetz — “AktG”) is or cannot be expected to be fully recoverable (unless a higher or supreme court has found by way of a final judgment that the requirement of a fully recoverable counterclaim is not applicable if a DPTA is in place); or

(iv) if and to the extent the German Guarantor holds on the Guarantee Demand Date a fully recoverable indemnity claim or claim for refund (vollwertiger Gegenleistungs- oder Ruckgewahranspruch) against its shareholder.

(3) If, following a legislative amendment of, or the rendering of a final judgment by the German Federal High Court of Justice with respect to, section 30 et seq. of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter Haftung — “GmbHG”) after the date of this Supplemental Indenture, the German Guarantor submits reasonable evidence that the exception referred to in Section 3(b)(2)(iii) above is no longer available to assist the relevant German Guarantor in not violating the capital maintenance requirements contained in section 30 et seq. GmbHG, the limitations set forth in this clause (3) shall apply in a way that Section 3(b)(2)(iii) above shall no longer apply.

(4) For the purpose of the calculation of the net assets of a German Guarantor, the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of the German Guarantor’s or its general partner’s registered share capital after the date of this Supplemental Indenture (x) that has been effected without the prior written consent of the Trustee, or (y) to the extent that it is not fully paid up, in each case, shall be deducted from the German Guarantor’s or its general partner’s registered share capital;

(ii) loans provided to the German Guarantor or its general partner by Holdings, the Issuer, or any other Guarantor shall be disregarded if and to the extent those loans are subordinated or are considered subordinated pursuant to section 39 para. 1 no. 5 and/or para. 2 of the German Insolvency Code (Insolvenzordnung — InsO); and

(iii) loans or other liabilities incurred in negligent or willful violation of the provisions of the Indenture shall be disregarded.

(5) For the purpose of the calculation of the net assets, the relevant German Guarantor shall deliver, within 15 Business Days following the Guarantee Demand Date, to the Trustee a notice stating to what extent the amount payable in respect of such German Guarantor’s Guarantee shall be limited in accordance with Section 3(b)(1) above after taking into account the adjustments in clause (3) above, such notice to be supported by evidence reasonably requested by to the Trustee, i.e. interim financial statements (Stichtagsbilanz) showing the balance sheet positions referenced in Section 3(b)(1)(i) above as of the Guarantee Demand Date (the “Management Determination”).

(6) Following the Trustee’s receipt of the Management Determination, upon the Trustee’s reasonable request, the relevant German Guarantor (or its general partner if the relevant German Guarantor is a limited partnership) shall deliver, within 25 Business Days following receipt of such request, to the Trustee a balance sheet as of the last day of the calendar month ending before the Guarantee Demand Date prepared by a firm of auditors of internationally recognized standing and repute together with a determination of the net assets. Such balance sheet and determination of net assets shall be prepared in accordance with accounting principles pursuant to the German Commercial. Code and be based on the same principles that were applied when establishing the previous year’s balance sheet. Such auditor’s determination (the “Auditors’ Determination”) pertaining to the relevant German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) shall be prepared as of the Guarantee Demand Date.

(7) The Trustee shall be entitled to demand payment under the Guarantee of a German Guarantor in an amount which would not, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination and the Auditors’ Determination, cause the German Guarantor’s net assets (or if the German Guarantor is a limited partnership, its general partner’s net assets) to be reduced below zero or further reduced if already below zero. If and to the extent the net assets as determined by the Auditors’ Determination are less than the amount enforced in accordance with the Management Determination, the Trustee shall release to the relevant German Guarantor (or if the

German Guarantor is a limited partnership, to its general partner) such excess enforcement proceeds. The Trustee shall withhold any amount received pursuant to an enforcement of the Guarantee until final determination of the amount of the net assets pursuant to the Auditors’ Determination.

(8) In the event that the relevant German Guarantor does not have sufficient net assets to maintain its registered share capital, the relevant German Guarantor shall, within three months after a written request by the Trustee, to the extent commercially justifiable, dispose of all assets which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of the relevant German Guarantor with a book value which is significantly lower than the market value of such assets. After the expiry of such three month period the German Guarantor shall, within three Business Days, notify the Trustee of the amount of the net proceeds from the sale and submit a statement with a new calculation of the amount of the net assets of the German Guarantor (or if the German Guarantor is a limited partnership, of its general partner) taking into account such proceeds. Such calculation shall, upon the Trustee’s reasonable request, be confirmed by the auditors of the German Guarantor within a period of 20 Business Days following such request.

(c) In the case of any New Guarantor that has executed this Supplemental Indenture and that is organized and existing under the laws of Luxembourg (a “Luxembourg Guarantor”):

(1) Notwithstanding anything to the contrary contained in the Indenture, the Security Documents or the Credit Agreement Documents, the aggregate maximum amount payable by any such Luxembourg Guarantor in respect of the aggregate amount of such Luxembourg Guarantor’s Guarantee and any guarantee under the Credit Agreement Documents for the obligations of the Issuer and any Guarantor which is not its direct or indirect Subsidiary shall be limited at any time to an aggregate amount not exceeding the higher of (in each case without double-counting):

(i) 95% of such Luxembourg Guarantor’s net assets (“capitaux propres”) and its subordinated debt (“dettes subordonnees”) (the “Luxembourg Subordinated Debt”), as determined by article 34 of the Luxembourg Law of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies; and

(ii) the debt (other than the Luxembourg Subordinated Debt) owed by such Luxembourg Guarantor to any member of the Intercompany Group as set forth in the most recently approved or existing financial statements, either at the date of this Supplemental Indenture or on the relevant Guarantee Demand Date.

(2) The limitations set forth in Section 3(c)(1) above with respect to any Luxembourg Guarantor shall not apply to amounts made available to the Issuer and any Guarantor under the Indenture, the Security Documents and the Credit Agreement Documents which have been directly or indirectly made available by the Issuer and a Guarantor to any Subsidiary of any Luxembourg Guarantor.

For purposes of each of this Section 3 of this Supplemental Indenture, “Guarantee Demand Date” means the first date upon which the Trustee or, to the extent permissible under the Indenture, any holders of the Notes, make written demand upon the relevant Guarantor pursuant to 12.01(h) of the Indenture to make payment with respect to such Guarantor’s Guarantee.

4. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 14.02 of the Indenture.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

TAMINCO GLOBAL CHEMICAL CORPORATION, as the Issuer

By:	/s/ Kurt Decat
	Name:	Kurt Decat
	Title:	Chief Financial Officer

TAMINCO INC., as Guarantor

By:	/s/ Geoff Ingham
	Name:	Geoff Ingham
	Title:	President

TAMINCO GROUP HOLDINGS S.A. R.L., as a Guarantor

By:	/s/ Kurt Decat
	Name:	Kurt Decat
	Title:	Manager

TAMINCO NV, as a Guarantor

By:	/s/ Kurt Decat
	Name:	Kurt Decat
	Title:	Director